SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities  Exchange
Act  of 1934

Date of Report (Date of earliest event reported) :  December 11, 1997


InfoNow Corporation
(Exact Name of Registrant as specified in its charter)


     Delaware                       0-19813          04-3083360
(State or other jurisdiction      (Commission      (IRS Employer
    of incorporation)             File Number)    Identification no.)


         1875 Lawrence, Suite 1100 Denver, CO        80202
       (address of principal executive offices)  (Zip Code)

   Registrant's telephone number, including area code: 303-293-0212






Item 2. Acquisition or Disposition of Assets

On December 11, 1997, InfoNow Corporation (the "Company") sold substantially all of the assets and liabilities of its wholly-owned subsidiary, Cimarron International, Inc. ("Cimarron") to Cimarron Dog and Pony
Company, Inc. ("Purchaser") which is owned Donald E. Cohen, a Director and shareholder of the Company.

After the conclusion of the sale, the Company will no longer provide business presentation services that were offered by the Company's Cimarron subsidiary and will focus exclusively on providing its FindNow (R) location referral teleservices. The operations of Cimarron accounted for approximately 50% of total revenues for the nine months ended September 30, 1997 and did not produce significant operating income or losses.

The Company received a cash payment of $85,000 in consideration for the sale of Cimarron and executed an earnout agreement which provides that the Purchaser shall pay 25% of quarterly gross profits in excess of $116,500 for a three year period after the sale. As part of the transaction, the Company will also continue to provide certain administrative services through a cost sharing agreement at a monthly fee of $12,000 which the Company believes represents a fair value for the services if rendered to an unrelated party. The cost sharing agreement expires on March 31, 1998 and can be extended by mutual agreement of both parties. In addition, Mr. Cohen and the Company have agreed to terminate the employment agreement between them. Mr. Cohen shall remain as a director of the Company.

Item 7. Financial Statements and Exhibits

(b) Proforma financial information
It is impracticable at this time to provide the required proforma information related to the disposition of the assets and liabilities of Cimarron. In accordance with Item 7(b) of Form 8-K, such financial statements will be filed by amendment to this Form 8-K no later than sixty days after the filing of this report.

(c) Exhibits
See Index to Exhibits.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated : December 16, 1997

INFONOW CORPORATION
(Registrant)


/s/ Kevin D. Andrew
Kevin D. Andrew
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)


Exhibit
Number    Description of Exhibit

*2.1      [Cimarron Sale Agreement]

 3.1      Certificate of Incorporation of the Company, as Amended(A)

 3.3      Bylaws of the Company, as Amended. (B)

 4.1 Form of Common Stock Certificate for the Registrant's Common Stock. $.001 par value per share. (B)

 4.4      Form of Class C Warrant. (C)

(A) Incorporated by reference from the Company's Annual Report on Form 10K for the year ended December 31, 1996

(B)   Incorporated by reference from Registration Statement
      No. 33-43035 on Form S-1 dated February 14, 1992

(C) Incorporated by reference from Post-Effective Amendment No. 2 to Registration Statement N.33-43-35 on Form S-1 dated July 13, 1993

 *Filed with this report.